CONTACT: Investor Relations (214) 792-4415

SOUTHWEST AIRLINES REPORTS RECORD SECOND QUARTER EARNINGS

DALLAS, TEXAS - July 19, 2006 - Southwest Airlines (NYSE:LUV) today reported second quarter 2006 net income of $333 million, or $.40 per diluted share, compared to $144 million for second quarter 2005, or $.18 per diluted share.
The Company’s second quarter 2006 and 2005 net income included unrealized gains/losses associated with Statement of Financial Accounting Standard (SFAS) 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended. Excluding these unrealized SFAS 133 gains/losses, net income for second quarter 2006 increased 87.0 percent to $273 million, or $.33 per diluted share, compared to $146 million, or $.18 per diluted share for second quarter 2005. These results exceeded First Call’s mean estimate of $.26 per diluted share for second quarter 2006.
Gary C. Kelly, CEO, stated: “We are delighted to report a record quarterly earnings performance. Excluding SFAS 133 items, our second quarter 2006 earnings of $273 million increased 87 percent over last year's earnings of $146 million, despite significantly higher fuel prices. Our strong earnings growth resulted from record quarterly revenues of $2.45 billion, which increased 26 percent, or 17.5 percent per available seat mile. With reduced capacity by our airline competitors, demand for Southwest service was robust, resulting in a record quarterly load factor performance of 78.0 percent, up 5.5 points from second quarter 2005. We generated higher revenue yields to offset significantly higher jet fuel prices, but clearly remain the Low Fare Leader in America. We are committed to maintaining our low cost/high value service for our Customers. Thus far, strong load factor trends have continued in July, and Customer bookings for the remainder of third quarter 2006 are strong. Based on our July results to date, we expect strong year-over-year unit revenue trends again in third quarter 2006.
“Our unit costs increased 11.6 percent largely due to higher jet fuel prices. We had a $225 million second quarter 2006 cash benefit from our fuel hedging position; however, our second quarter 2006 jet fuel costs per gallon increased 39.2 percent to $1.42 per gallon. We are over 73 percent hedged for the remainder of 2006 at approximately $36 per barrel; 65 percent in 2007 at $41 per barrel; 38 percent in 2008 at $40 per barrel; 34 percent in 2009 at $44 per barrel; and 12 percent hedged in 2010 at $61 per barrel. While we cannot control the price of energy, we have insured ourselves with years of price protection that will allow us time to make the necessary changes to maintain our profitability and financial health.
“Based on our third quarter 2006 hedge position and current market prices, we expect our third quarter 2006 jet fuel cost per gallon (economic) to substantially increase from third quarter 2005's 95 cents and exceed second quarter 2006's $1.42. We have many efforts underway to conserve fuel, and we are pleased to announce our decision to install Aviation Partners Boeing Blended Winglets on up to 90 of our Boeing 737-300 aircraft with 59 firm orders and 31 options. Installations are planned to begin in early 2007.
“Excluding fuel, unit costs increased 4.9 percent to 6.68 cents in large part due to higher revenues and profits. Revenue driven costs, such as credit card discounts, rose 22.4 percent to $73 million and, profitsharing expense rose 63.3 percent to $74 million in second quarter 2006. Based on current unit operating cost trends, excluding fuel, we expect the year-over-year increase in third quarter 2006 to be less than the second quarter 2006 increase of 4.9 percent. Our Employees have done an excellent job containing costs and improving productivity over the past several years. As a result of their outstanding efforts, we were as prepared as we could be for today's high fuel prices. Still, we had to impose several modest fare increases to offset the enormous fuel cost increases. Our People understand our cost pressures and the importance of our Low Cost Leadership. In turn, they are devoted to our Low Fare Brand and Leadership. They never stand still and are continually finding ways to reduce costs and improve our operational efficiency, demonstrating over and over that they are the very best and most innovative in the airline industry. Our People are the reason Business Week named Southwest one of the World’s Most Innovative Companies and why I am confident we will overcome tomorrow's cost challenges and make our airline even stronger than it is today.
    “We continue to grow our route system. We recently announced service to Washington Dulles International Airport to begin on October 5, 2006 with 12 nonstop flights to four cities: Chicago Midway, Orlando, Tampa Bay, and Las Vegas. Dulles will be a great complement to our Baltimore service. The Customer response to our Denver service, which began in January 2006, has been outstanding, and we will already be up to 32 daily departures by early August 2006. We also continue to add flights throughout our existing network to meet very strong Customer demand.
       “We are very excited about our near-term growth opportunities and pleased with our earnings momentum.  Our year-to-date earnings are up 77.9 percent, excluding unrealized SFAS 133 items. Therefore, assuming continuance of the current healthy revenue environment, we expect to easily exceed our 15 percent 2006 annual earnings growth goal.  Although our earnings comparisons are much more difficult in the second half of 2006, barring any unforeseen events, we expect another year-over-year increase in third quarter 2006 earnings from last year's earnings of $155 million, excluding SFAS 133 items.”
       Southwest will discuss its second quarter 2006 results on a conference call at 11:30 a.m. Eastern Time today. A live broadcast of the conference call will be available at southwest.com.

Operating Results
      Total operating revenues for second quarter 2006 increased 26.0 percent to $2.45 billion, compared to $1.94 billion in second quarter 2005. Operating income increased 57.0 percent to $402 million from $256 million in second quarter 2005. Excluding the impact of SFAS 133 items, operating income increased 67.6 percent to $429 million from $256 million in second quarter 2005. Revenue passenger miles (RPMs) increased 15.3 percent in second quarter 2006, as compared to a 7.2 percent increase in available seat miles (ASMs), resulting in a 5.5 point increase in load factor to 78.0 percent. The passenger revenue yield per RPM increased 9.7 percent to 13.24 cents from 12.07 cents in second quarter 2005. Operating revenue yield per ASM (RASM) increased 17.5 percent to 10.70 cents from 9.11 cents in second quarter 2005.
Total second quarter 2006 operating expenses were $2.05 billion, compared to $1.69 billion in second quarter 2005. Operating expenses per ASM (CASM) for second quarter 2006 increased 13.1 percent to 8.95 cents, compared to 7.91 cents in second quarter 2005. Excluding SFAS 133 items, CASM for second quarter 2006 increased 11.6 percent to 8.83 cents, compared to 7.91 cents for second quarter 2005. CASM, excluding fuel, for second quarter 2006 increased 4.9 percent to 6.68 cents from last year’s 6.37 cents.
Second quarter 2006 “other income” of $113 million consisted of $112 million in “other gains” resulting primarily from SFAS 133 items. Excluding these SFAS 133 items, “other losses” were $11 million for second quarter 2006, consisting primarily of costs associated with the Company’s fuel hedging program. The second quarter 2006 income tax rate of 35.3 percent reflects a $13 million net adjustment to reduce deferred taxes related to a revision in the State of Texas Franchise Tax law enacted during the quarter. The Company currently expects an effective tax rate of approximately 38 percent for second half 2006.
Net cash provided by operations for the six months ended June 30, 2006 was $1.58 billion, which included a $340 million increase in fuel hedge-related collateral deposits, and capital expenditures were $665 million. During second quarter 2006, the Company repaid $99 million in debt. Approximately $470 million will be repaid during the second half of the year. The Company ended second quarter 2006 with $3.0 billion in cash and short-term investments. In addition, the Company had a fully available unsecured revolving credit line of $600 million.
In May 2006, the Company’s Board of Directors authorized purchases of up to $300 million of the Company’s outstanding common stock. As of July 18, 2006, the Company completed the program, resulting in the repurchase of 18.7 million shares of common stock. Including the $300 million buyback program the Company initiated in January 2006 and completed in April 2006, the Company has repurchased a total of 36.5 million shares of common stock this year.
Total operating revenues for the six months ended June 30, 2006 increased 23.9 percent to $4.47 billion, while total operating expenses increased 21.3 percent to $3.97 billion, resulting in operating income in first half 2006 of $500 million versus $337 million in first half 2005.
      This news release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. All forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from the plans, intentions, and expectations reflected in or suggested by the forward-looking statements. Additional information concerning the factors which could cause actual results to differ materially from the forward-looking statements are contained in the Company’s periodic filings with the Securities and Exchange Commission, including without limitation, the Company's Annual Report on Form 10-K for the year ended 2005 and subsequent filings. The Company undertakes no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date of this press release.

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SOUTHWEST AIRLINES CO.
CONDENSED CONSOLIDATED STATEMENT OF INCOME
(in millions except per share amounts)
(unaudited)

	Three months ended			Six months ended
	June 30,			June 30,
			Percent			Percent
	2006	2005	Change	2006	2005	Change

OPERATING REVENUES:
Passenger	$2,362	$1,868	26.4	$4,300	$3,461	24.2
Freight	38	33	15.2	74	67	10.4
Other	49	43	14.0	95	80	18.8
Total operating revenues	2,449	1,944	26.0	4,469	3,608	23.9

OPERATING EXPENSES:
Salaries, wages, and benefits	786	684	14.9	1,502	1,345	11.7
Fuel and oil	518	330	57.0	1,019	609	67.3
Maintenance materials and repairs	119	111	7.2	224	217	3.2
Aircraft rentals	39	42	(7.1)	80	86	(7.0)
Landing fees and other rentals	126	114	10.5	246	227	8.4
Depreciation and amortization	127	116	9.5	250	227	10.1
Other operating expenses	332	291	14.1	648	560	15.7
Total operating expenses	2,047	1,688	21.3	3,969	3,271	21.3

OPERATING INCOME	402	256	57.0	500	337	48.4

OTHER EXPENSES (INCOME):
Interest expense	34	29	17.2	68	57	19.3
Capitalized interest	(14)	(9)	55.6	(26)	(19)	36.8
Interest income	(21)	(10)	110.0	(39)	(17)	129.4
Other (gains) losses, net	(112)	11	n.a.	(114)	(8)	n.a.
Total other expenses (income)	(113)	21	n.a.	(111)	13	n.a.

INCOME BEFORE INCOME TAXES	515	235	119.1	611	324	88.6
PROVISION FOR INCOME TAXES	182	91	100.0	217	120	80.8

NET INCOME	$333	$144	131.3	$394	$204	93.1

NET INCOME PER SHARE:
Basic	$.42	$.18		$.49	$.26
Diluted	$.40	$.18		$.47	$.25

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	798	786		800	785
Diluted	825	802		831	802
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SOUTHWEST AIRLINES CO.
RECONCILIATION OF REPORTED AMOUNTS TO NON-GAAP ITEMS (SEE NOTE)
(in millions, except per share amounts)
(unaudited)

	Three Months Ended			Six Months Ended
	June 30,			June 30,
			Percent			Percent
	2006	2005	Change	2006	2005	Change

Fuel and oil expense - unhedged	$716	$526		$1,333	$960
Less: fuel hedge gains included in fuel and oil expense	(198)	(196)		(314)	(351)
GAAP fuel and oil expense, as reported	518	330	57.0	1,019	609	67.3
Add/(Deduct): impact from current period settled contracts
included in Other (gains) losses, net	(28)	5		(10)	(5)
Add/(Deduct): fuel contract impact recognized in earnings
in prior periods for contracts settling in the current period	1	(5)		(34)	3
Fuel and oil expense - economic basis	$491	$330	48.8	$975	$607	60.6

Operating income, as reported	$402	$256		$500	$337
Add/(Deduct): impact from current period settled contracts
included in Other (gains) losses, net	28	(5)		10	5
Add/(Deduct): fuel contract impact recognized in earnings
in prior periods for contracts settling in the current period	(1)	5		34	(3)
Operating income - economic fuel basis	$429	$256	67.6	$544	$339	60.5

Other (gains) losses, net, as reported	$(112)	$11		$(114)	$(8)
Add/(Deduct): Mark-to-market impact from fuel contracts
settling in future periods	88	2		130	10
Add/(Deduct): Ineffectiveness from fuel hedges settling in future periods	7	1		(4)	10
Add/(Deduct): impact from current period settled contracts
included in Other (gains) losses, net	28	(5)		10	5
Other (gains) losses, net - economic fuel basis	$11	$9	n.a.	$22	$17	n.a.

Net income, as reported	$333	$144		$394	$204
Add/(Deduct): Mark-to-market impact from fuel contracts
settling in future periods	(88)	(2)		(130)	(10)
Add/(Deduct): Ineffectiveness from fuel hedges settling in future periods	(7)	(1)		4	(10)
Add/(Deduct): fuel contract impact recognized in earnings
in prior periods for contracts settling in the current period	(1)	5		34	(3)
Income tax impact of unrealized items	36	-		36	9
Net income - economic fuel basis	$273	$146	87.0	$338	$190	77.9

Net income per share, diluted, as reported	$.40	$.18		$.47	$.25
Add/(Deduct): impact of fuel contracts, net of income taxes	(.07)	-		(.06)	(.01)
Net income per share, diluted - economic fuel basis	$.33	$.18	83.3	$.41	$.24	70.8

Note regarding use of non-GAAP financial measures
The non-GAAP items referred to in this news release are provided as supplemental information, and should not be relied upon as alternative measures to
Generally Accepted Accounting Principles (GAAP). These non-GAAP measures include items calculated by the Company on an "economic" basis, which excludes certain unrealized items that are recorded as a result of SFAS 133, "Accounting for Derivative Instruments and Hedging Activities", as amended.
The unrealized items consist of gains or losses for derivative instruments that will settle in future accounting periods or gains or losses that have been recognized in prior period results, but which have settled in the current period. This includes ineffectiveness, as defined, for future period instruments and the change in market value for future period derivatives that no longer qualified for special hedge accounting, as defined in SFAS 133.

The Company's management utilizes both the GAAP and the non-GAAP results in this news release to evaluate the Company's performance and believes that comparative analysis of results can be enhanced by excluding the impact of the unrealized items. Management believes in certain cases, the Company's
GAAP results are not indicative of the Company's operating performance for the applicable period, nor should they be considered in developing trend analysis for future periods. In addition, since fuel expense is such a large part of the Company's operating costs and is subject to extreme volatility, the Company believes it is useful to provide investors with the Company's true economic cost of fuel for the periods presented, based on cash settlements from hedging activities, but excluding the unrealized impact of hedges that will settle in future periods or were recognized in prior periods.

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SOUTHWEST AIRLINES CO.
COMPARATIVE CONSOLIDATED OPERATING STATISTICS
(unaudited)

	Three months ended			Six months ended
	June 30,			June 30,
	2006	2005	Change	2006	2005	Change

Revenue passengers carried	21,999,256	20,096,357	9.5%	41,198,739	37,570,914	9.7%
Enplaned passengers	25,306,858	22,777,660	11.1%	47,322,342	42,558,406	11.2%
Revenue passenger miles (RPMs) (000s)	17,843,848	15,480,310	15.3%	33,124,345	28,718,319	15.3%
Available seat miles (ASMs) (000s)	22,883,984	21,338,928	7.2%	44,963,442	41,570,527	8.2%
Load factor	78.0%	72.5%	5.5 pts.	73.7%	69.1%	4.6 pts.
Average length of passenger haul (miles)	811	770	5.3%	804	764	5.2%
Average aircraft stage length (miles)	619	606	2.1%	618	601	2.8%
Trips flown	270,947	258,331	4.9%	533,396	507,450	5.1%
Average passenger fare	$107.38	$92.94	15.5%	$104.38	$92.11	13.3%
Passenger revenue yield per RPM (cents)	13.24	12.07	9.7%	12.98	12.05	7.7%
Operating revenue yield per ASM (cents)	10.70	9.11	17.5%	9.94	8.68	14.5%
Operating expenses per ASM (GAAP, in cents)	8.95	7.91	13.1%	8.83	7.87	12.2%
Operating expenses per ASM (economic, in cents)	8.83	7.91	11.6%	8.73	7.86	11.1%
Operating expenses per ASM, excluding fuel (cents)	6.68	6.37	4.9%	6.56	6.40	2.5%
Fuel costs per gallon, excluding fuel tax (unhedged)	$2.08	$1.63	27.6%	$1.97	$1.52	29.6%
Fuel costs per gallon, excluding fuel tax (GAAP)	$1.50	$1.02	47.1%	$1.51	$0.96	57.3%
Fuel costs per gallon, excluding fuel tax (economic)	$1.42	$1.02	39.2%	$1.44	$0.96	50.0%
Fuel consumed, in gallons (millions)	344	322	6.8%	673	628	7.2%
Number of Employees at period-end	31,734	31,366	1.2%	31,734	31,366	1.2%
Size of fleet at period-end	462	434	6.5%	462	434	6.5%

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SOUTHWEST AIRLINES CO.
CONDENSED CONSOLIDATED BALANCE SHEET
(in millions)
(unaudited)

	June 30,	December 31,
	2006	2005

ASSETS
Current assets:
Cash and cash equivalents	$2,592	$2,280
Short-term investments	396	251
Accounts and other receivables	269	258
Inventories of parts and supplies, at cost	189	150
Fuel hedge contracts	853	641
Prepaid expenses and other current assets	59	40
Total current assets	4,358	3,620

Property and equipment, at cost:
Flight equipment	11,145	10,592
Ground property and equipment	1,292	1,256
Deposits on flight equipment purchase contracts	704	660
	13,141	12,508
Less allowance for depreciation and amortization	3,517	3,296
	9,624	9,212
Other assets	1,362	1,171
	$15,344	$14,003

LIABILITIES & STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$609	$524
Accrued liabilities	2,635	2,074
Air traffic liability	958	649
Current maturities of long-term debt	483	601
Total current liabilities	4,685	3,848

Long-term debt less current maturities	1,350	1,394
Deferred income taxes	1,942	1,681
Deferred gains from sale and leaseback of aircraft	128	136
Other deferred liabilities	286	269
Stockholders' equity:
Common stock	808	802
Capital in excess of par value	1,047	963
Retained earnings	4,325	4,018
Accumulated other comprehensive income	1,104	892
Treasury stock, at cost	(331)	-
Total stockholders' equity	6,953	6,675
	$15,344	$14,003

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SOUTHWEST AIRLINES CO.
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(in millions)
(unaudited)
	Three months ended		Six months ended
	June 30,		June 30,
	2006	2005	2006	2005

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$333	$144	$394	$204
Adjustments to reconcile net income to
cash provided by operating activities:
Depreciation and amortization	127	116	250	227
Deferred income taxes	179	88	214	116
Amortization of deferred gains on sale and
leaseback of aircraft	(4)	(4)	(8)	(8)
Share-based compensation expense	23	18	45	38
Excess tax benefits from share-based
compensation arrangements	(2)	(6)	(30)	(12)
Changes in certain assets and liabilities:
Accounts and other receivables	(18)	42	(31)	(43)
Other current assets	(88)	3	(73)	(9)
Accounts payable and accrued liabilities	255	197	571	791
Air traffic liability	29	23	309	218
Other	(2)	25	(58)	(12)
Net cash provided by operating activities	832	646	1,583	1,510

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment, net	(404)	(280)	(665)	(687)
Change in short-term investments, net	(76)	-	(145)	257
Payment for assets of ATA Airlines, Inc.	-	-	-	(6)
Proceeds from ATA Airlines, Inc. debtor in possession loan	-	-	20	-
Other investing activities, net	-	-	1	-
Net cash used in investing activities	(480)	(280)	(789)	(436)

CASH FLOWS FROM FINANCING ACTIVITIES:
Issuance of long-term debt	-	-	-	300
Proceeds from Employee stock plans	29	19	136	37
Payments of long-term debt and capital lease obligations	(99)	(27)	(136)	(135)
Payments of cash dividends	(4)	(4)	(11)	(11)
Repurchase of common stock	(289)	-	(503)	(55)
Excess tax benefits from share-based
compensation arrangements	2	6	30	12
Other, net	1	1	2	(1)
Net cash provided by (used in) financing activities	(360)	(5)	(482)	147

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(8)	361	312	1,221
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	2,600	1,908	2,280	1,048

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$2,592	$2,269	$2,592	$2,269

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SOUTHWEST AIRLINES CO
BOEING 737-700 DELIVERY SCHEDULE

				Purchase
	Firm		Options	Rights

2006	34	*
2007	35	**
2008	30		6
2009	18		18
2010	10		32
2011	10		30
2012	10		30
2008-2014	-		-	54
	147		116	54

*Includes seventeen aircraft delivered in first half of 2006 plus two aircraft delivered thus far in July
**One of the Company's planned 2007 deliveries was moved into 2006